THE WESTPORT FUNDS
                              253 Riverside Avenue
                           Westport, Connecticut 06880


                                                               November 25, 1997


Westport Advisers, LLC
253 Riverside Avenue
Westport, Connecticut 06880

Dear Sirs:

         The undersigned, The Westport Funds, a Delaware business trust (the "Trust"), is an investment company which may offer separate classes (or series) of shares comprising different investment portfolios. Presently, the Trust offers two series: the Westport Fund and the Westport Small Cap Fund (the "Funds"). The Trust desires to employ its capital by investing and reinvesting the same in securities in accordance with the limitations specified in its Declaration of Trust and in the Prospectus for each Fund as from time to time in effect, copies of which have been, or will be, submitted to you, and in such manner and to such extent as may from time to time be approved by the Trustees of the Trust. Subject to the terms and conditions of this Agreement, the Trust desires to employ your company (the "Adviser") and the Adviser desires to be so employed, to supervise and assist in the management of the business of each Fund. Accordingly, this will confirm our agreement as follows:

          1. The Adviser shall, on a continuous basis, furnish reports, statistical and research services, and make investment decisions with respect to the investments of each Fund. The Adviser shall use its best judgment in rendering these services to the Trust, and the Trust agrees as an inducement to the Adviser undertaking such services that the Adviser shall not be liable for any mistake of judgment or in any other event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect the Adviser against any liability to the Trust or to the shareholders of the Trust (or any Fund) to which it would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser's duties hereunder or by reason of the Adviser's reckless disregard of its obligations and duties hereunder.

          2. The Adviser agrees that it will not make short sales of the Trust's shares of beneficial interest.

          3. The Adviser agrees that in any case where an officer or member of the Adviser is also an officer or director of another corporation, and the purchase or sale of securities issued by such other corporation is under consideration, such officer or member shall abstain from

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participation  in any  decision  made on  behalf  of the  Trust (or any Fund) to purchase or sell any securities issued by such other corporation.

          4. The Adviser will provide office facilities to the Trust. Each Fund will pay the cost of all of its expenses and liabilities, including expenses and liabilities incurred in connection with maintaining its registration under the Investment Company Act of 1940 (the "Act") and the Securities Act of 1933, as amended, and maintaining any registrations or qualifications under the securities laws of the states in which the Trust's shares are registered or qualified for sale, subsequent registrations and qualifications, share certificates, mailing, brokerage, issue and transfer taxes on sales of Fund securities, custodian and stock transfer charges, printing, legal and auditing expenses, expenses of shareholders' meetings, and reports to shareholders.

          5. In consideration of the Adviser performing its obligations hereunder, the Trust will pay to the Adviser advisory fees, payable monthly, at an annual rate of .90 of 1% of the daily net assets of the Westport Fund and 1% of the daily net assets of the Westport Small Cap Fund during that month.

          6. The Trust understands that the Adviser may act as investment adviser to other investment companies, and that affiliates of the Adviser act as investment advisers to individuals, partnerships, corporations, pension funds and other entities, and the Trust confirms that it has no objection to the Adviser or its affiliates so acting.

          7. This Agreement shall be in effect until November 30, 1999. This Agreement shall continue in effect from year to year thereafter with respect to each Fund, provided it is approved, at least annually, in the manner required by the Act. The Act requires that, with respect to each Fund, this Agreement and any renewal thereof be approved by a vote of a majority of Trustees of the Trust who are not parties thereto or interested persons (as defined in the Act) of any such party, cast in person at a meeting duly called for the purpose of voting on such approval, and by a vote of the Trustees of the Trust or a majority of the outstanding voting securities of a Fund is defined in the Act to mean a vote of the lesser of (i) more than 50% of the outstanding voting securities of the Fund or (ii) 67% or more of the voting securities present at the meeting if more than 50% of the outstanding voting securities are present or represented by proxy.

         This agreement may be terminated at any time with respect to a Fund, without payment of any penalty, on sixty (60) days' prior written notice by a vote of a majority of the Fund's outstanding voting securities, by a vote of a majority of the Trustees of the Trust, or by the Adviser. This Agreement shall be automatically terminated in the event of its assignment (as such term is defined in the Act).

          8. This Agreement is made by the Trust pursuant to authority granted by the Trustees, and the obligations created hereby are not binding on any of the Trustees or shareholders of the Trust individually, but bind only the property of the Trust.

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         If the foregoing is in accordance  with your  understanding,  please so indicate by signing and returning to the undersigned the enclosed copy hereof.

                                                Very truly yours,

                                                THE WESTPORT FUNDS


                                                By:________________________
                                                     Edmund H. Nicklin Jr.
                                                     President



ACCEPTED:

WESTPORT ADVISERS, LLC


By:__________________________
   Name:
   Title:





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